Exhibit 99.1

Press Release

Investor and Media Contact: Whitney Finch

Vice President of Investor Relations

813.421.7694

wfinch@walterinvestment.com

FOR IMMEDIATE RELEASE

February 29, 2016

WALTER INVESTMENT MANAGEMENT CORP. ANNOUNCES FULL YEAR AND

FOURTH QUARTER 2015 HIGHLIGHTS AND FINANCIAL RESULTS

(Tampa, Fla.) – Walter Investment Management Corp. (NYSE: WAC) (“Walter Investment” or the “Company”) today announced operational highlights and financial results for the full year and quarter ended December 31, 2015.

2015 Operational Highlights and Recent Developments

•	Net loss of $7.00 per share; Adjusted Earnings of $1.98 per share after tax
•	Non-cash goodwill and fair value charges drove $6.36 of the per share net loss
•	4% growth in the serviced portfolio to $266.6 billion of UPB as compared to 2014; ranked nationally as the 8th largest servicer(1)
•	Servicing segment delivered full-year AEBITDA margin of 16 bps
•	36% growth in Originations funded volumes to $25.1 billion as compared to 2014; ranked nationally as the 14th largest originator(1)
•	Assisted approximately 53,200 homeowners in obtaining modifications and originated approximately 38,300 HARP loans
•	Recently executed agreements to add approximately $13.4 billion in UPB to our servicing portfolio with minimal capital outlays

2015 Financial Results

GAAP net loss for the year ended December 31, 2015 was ($263.2) million, or ($7.00) per share, as compared to a GAAP net loss of ($110.3) million, or ($2.93) per share for 2014. Included in the 2015 net loss are pre-tax, non-cash charges of $207.6 million for goodwill impairment, or $4.00 per share after tax(2) and $143.3 million resulting from changes in valuation inputs and other assumptions used in the fair value of assets and liabilities carried at fair value, or $2.36 per share after tax(2). Adjusted Earnings for the year was $74.3 million after tax(2), or $1.98 per share(2), and Adjusted EBITDA (“AEBITDA”) for the full year 2015 was $549.7 million.

The goodwill impairment includes a charge of $151.0 million incurred in the fourth quarter related to the Servicing segment and a charge of $56.6 million incurred in the second quarter related to the Reverse Mortgage segment. The goodwill impairment charge related to the Servicing segment was primarily the result of higher discount rates applied to forecasted cash flows driven by the decline in the Company’s stock price which has been impacted by continued challenges in the Company’s

(1) Source: Inside Mortgage Finance

(2) This calculation assumes an effective tax rate of 38% and 39% for 2015 and 2014, respectively. Note, the goodwill impairment charge in the Servicing segment is tax deductible for GAAP while the goodwill impairment charge recorded by the Reverse segment is not.

industry, market developments, as well as the impact these factors have had on certain Company specific matters.

The Company reported a GAAP net loss for the fourth quarter of 2015 of ($117.1) million, or ($3.16) per diluted share, as compared to a GAAP net loss of ($44.0) million, or ($1.17) per diluted share, for the fourth quarter of 2014. The current quarter includes a pre-tax, non-cash charge of $151.0 million, or $2.53 per share after tax(1), for goodwill impairment in the Servicing segment. Adjusted Loss for the fourth quarter of 2015 was ($5.0) million after tax(1), or ($0.14) per share(1), relatively flat as compared to the prior year quarter. Adjusted EBITDA for the quarter was $101.2 million, an increase of approximately 19% when compared to the prior year quarter primarily driven by lower levels of operating expenses. These lower levels of expenses were driven in part, by actions taken throughout 2015 to improve operating efficiency.

“We are embarking on a transformation of our businesses to create a best-in-class experience for homeowners. The ambition of this transformation is to make us the partner of choice for homeowners, regulators and other stakeholders. As we undertake this mission, the Company is pleased to have added significant shareholder representation to the Board,” said Denmar J. Dixon, Walter Investment’s Vice Chairman, Chief Executive Officer and President.

Earlier this year, Walter launched a company-wide project to transform processes and identify and deploy technology solutions to drive substantial improvement in costs, revenues and compliance. Mr. Dixon continued, “Our goal is to improve the overall customer experience dramatically, help us drive down our cash costs of operations and at the same time drive long-term growth in per-share intrinsic value.”

The Company is intently focused on lowering cash costs, and has initiated a comprehensive review of its cost structure and operations. During this process, we are evaluating investments and other uses of cash against return hurdles and opportunity costs, and are planning to repurchase or pay down debt during the year ahead. Improving Walter’s financial strength is a key objective over the near term. Walter’s cash flows, focus on expanding our sub-servicing business and disciplined requirements for new cash investments should lead to a stronger balance sheet. Under the Company’s 2016 debt reduction plan, Walter is targeting a leverage ratio of 3.4X to 3.6X by the end of the year.

The Company is actively pursuing potential business opportunities with the goal of significantly increasing its mix of sub-servicing business. In 2015, the Company grew its Servicing segment’s portfolio by 4% through its originations efforts and opportunistic portfolio purchases without raising capital. The Originations segment capitalized on an attractive rate environment and delivered strong results from both the retention and correspondent channels.

Mr. Dixon noted that the Reverse Mortgage segment encountered significant operational challenges during the year, resulting in a disappointing financial result, “We are taking steps which we believe will drive meaningful improvement in the business in 2016.”

Full Year and Fourth Quarter 2015 Financial and Operating Overview

Total revenue for the year ended December 31, 2015 was $1.3 billion, a decline of $212.9 million or 14% as compared to the year ended December 31, 2014, primarily related to a $107.2 million decline in net servicing revenues and fees driven by a $128.5 million decrease in the fair value of mortgage servicing rights. Additionally, the current year had $60.2 million lower interest income on loans primarily due to the sale of the residual interests in seven of the Residual Trusts and $23.8 million lower insurance revenue driven by the loss of commissions earned on GSE lender-placed policies. Total expense of $1.7 billion for the year ended December 31, 2015 increased $86.7 million or 5% as compared to the year ended December 31, 2014, primarily due to a $125.3 million higher goodwill impairment charge in the current year, partially offset by $29.5 million lower interest expense primarily due to the sale of the residual interests in seven of the Residual Trusts and $5.5 million lower other expenses.

Total revenue for the fourth quarter of 2015 was $331.6 million, a slight increase as compared to the prior year quarter, driven by $56.9 million higher net servicing revenue and fees primarily related to favorable fair value gains on mortgage servicing rights, partially offset by $32.5 million lower fair value gains on reverse loans and liabilities and $20.6 million lower interest income on loans primarily due to the sale of the residual interests in the seven Residual Trusts in April 2015. Total expenses for the fourth quarter of 2015 were $548.3 million, 28% higher as compared to the fourth quarter of 2014. Results reflect a goodwill impairment charge of $151.0 million related to the Servicing business and $11.6 million higher curtailment expense

(1) This calculation assumes an effective tax rate of 38% and 39% for 2015 and 2014, respectively. Note, the goodwill impairment charge in the Servicing segment is tax deductible for GAAP while the goodwill impairment charge recorded by the Reverse segment is not.

in the Reverse Mortgage business, partially offset by $31.6 million lower accruals for loss contingencies and legal expenses due to legal and regulatory matters outside of the normal course of business, $15.3 million lower Servicing advance loss provisions and $13.5 million lower interest expense primarily due to the sale of the residual interests in seven of the Residual Trusts.

Fourth Quarter 2015 Segment Results

Results for the Company’s segments are presented below.

Servicing

During the fourth quarter of 2015 the Servicing segment added approximately $10.0 of UPB to the serviced book of business through a combination of MSR acquisitions, sub-servicing arrangements, originated MSR and co-issue relationships, ending the quarter with approximately 2.1 million total accounts serviced with a UPB of approximately $246.6 billion. Ditech ended the year ranked as the 8th largest servicer in the nation by UPB. During the quarter, the Company experienced a net disappearance rate of 13.3% which was aided by the retention performance of the Originations segment.

The Servicing segment generated total revenue of $220.4 million in the fourth quarter of 2015, a 20% increase as compared to fourth quarter 2014 revenue of $183.3 million. The increase was primarily comprised of $42.5 million favorable fair value changes on our mortgage servicing rights and $12.5 million higher servicing fees, partially offset by $20.6 million lower interest income on loans resulting primarily from the sale of the residual interests in seven of the Residual Trusts. Servicing revenues for the quarter ended December 31, 2015 included $179.3 million of servicing fees, $23.9 million of incentive and performance-based fees and $28.4 million of ancillary and other fees. The segment recorded a favorable change in fair value resulting from changes in valuation inputs and other assumptions used in the fair value of assets and liabilities carried at fair value of $20.1 million for the quarter.

Expense for the Servicing segment was $369.6 million, an increase of 46% or $116.5 million as compared to the prior year quarter. The change was driven by a $151.0 million goodwill impairment charge partially offset by a $22.2 million decrease in operational expenses including $12.5 million lower accruals for loss contingencies and legal expenses and $15.3 million lower advance loss provisions, as well as $12.2 million lower interest expense primarily as a result of the sale of the residual interests in seven of the Residual Trusts. Expenses also included $11.1 million of depreciation and amortization costs.

The segment generated AEBITDA of $90.4 million, an increase of 22% as compared to the fourth quarter of 2014, primarily due to lower expenses driven by cost-cutting initiatives implemented throughout 2015. The segment generated Adjusted Earnings of $18.7 million for the fourth quarter of 2015, a decline of 22% as compared to the prior year quarter primarily driven by lower revenues, which include a $23.9 million unfavorable change in the fair value of servicing rights attributable to higher realization of cash flows reflecting the impact of accelerated prepayments, partially offset by lower expenses.

The Company recently made progress on its goals, executing agreements to add approximately $13.4 billion in UPB to the Servicing’s portfolio with minimal capital outlays.

Originations

Total pull-through adjusted locked volume for the fourth quarter increased to $5.5 billion, as compared to $5.1 billion for the fourth quarter of 2014, driven by volume growth in the correspondent lending channel. Funded loans in the current quarter totaled $5.6 billion, an increase of 10.8% from the prior year quarter, with approximately 31% of that volume in the consumer lending channel and approximately 69% generated by the correspondent lending channel. Ditech ended the year ranked as the 14th largest originator in the nation by UPB. The combined direct margin for the current quarter was 63 bps, an overall increase of 13 bps from the prior year quarter, consisting of a weighted average of 97 bps direct margin in the consumer lending channel and 33 bps direct margin in the correspondent lending channel. The Originations business delivered a recapture rate of 25% for the year.

The Originations segment generated revenue of $102.8 million in the fourth quarter of 2015, a 15% increase as compared to the prior year quarter primarily due to a $9.4 million increase in other revenues driven by higher origination fees and a $3.9 million increase in net gains on sales of loans. Expenses for the Originations segment of $90.6 million, which include $8.5 million of interest expense and $2.7 million of depreciation and amortization, were relatively flat as compared to the prior year quarter.

The segment generated Adjusted Earnings of $17.0 million and AEBITDA of $20.5 million for the fourth quarter of 2015, an increase of $9.9 million and $10.9 million, respectively as compared to the prior year quarter, driven by the higher origination fee income in the current quarter.

Reverse Mortgage

The Reverse Mortgage business grew its serviced portfolio 11% year over year to $20.1 billion of UPB at December 31, 2015. During the year, the business securitized $1.5 billion of HECM loans ranking it as the third largest issuer of HMBS in the nation by UPB. Additionally, during the first quarter the business entered into a new $100 million GNMA buy-out facility enhancing its liquidity position.

The Reverse Mortgage segment generated revenue of $18.1 million for the quarter, a 66% decline as compared to the prior year quarter reflecting lower net fair value gains on reverse loans and related HMBS obligations of $32.5 million, driven primarily by unfavorable changes in non-cash fair value adjustments due to a higher interest rates at December 31, 2015 as compared to the prior year period. Current quarter revenues included a gain of $8.0 million due to the net impact of HECM loan and related HMBS obligation fair value adjustments, $8.1 million in net servicing revenue and fees and $2.0 million of other revenues. Total expenses for the fourth quarter of $48.6 million were 13% lower as compared to the prior year period, primarily driven by $18.2 million lower expenses related to legal and regulatory matters partially offset by $11.6 million higher curtailment expenses, primarily related to regulatory developments in 2015 which led to additional charges around curtailable events.

The segment reported an Adjusted Loss of ($10.2) million and AEBITDA of ($9.0) million for the fourth quarter of 2015 as compared to Adjusted Earnings of $0.4 million and AEBITDA of $1.5 million in the fourth quarter of 2014 due primarily to lower levels of earnings from the origination, purchase and securitization of HECM loans, a reduction in net servicing revenue and fees and higher expenses primarily driven by normal course of business curtailment charges.

Securitized and funded originations volumes decreased as compared to the prior year quarter as volumes were negatively impacted by the financial assessment rules, operational disruption in the Company’s retail channel and a decision to reduce participation in the correspondent market based on current pricing levels.

Other Non-Reportable Segment

The Other Non-Reportable segment generated revenue of $0.5 million for the fourth quarter of 2015 as compared to revenue of $1.1 million in the prior year quarter. Total expenses in the current quarter were $49.7 million compared to $42.8 million the prior year quarter, and included $35.6 million related to corporate debt.

The Other non-reportable segment generated Adjusted Loss of ($33.6) million and AEBITDA of ($0.7) million for the fourth quarter of 2015 as compared to Adjusted Loss of ($34.9) million and AEBITDA of ($0.4) million in the fourth quarter of 2014.

About Walter Investment Management Corp.

Walter Investment Management Corp. is a diversified mortgage banking firm focused primarily on the servicing and origination of residential loans, including reverse loans. Based in Tampa, Fla., the Company has approximately 5,900 employees and services a diverse loan portfolio. For more information about Walter Investment Management Corp., please visit the Company’s website at www.walterinvestment.com. The information on our website is not a part of this release.

Conference Call Webcast

Members of the Company’s leadership team will discuss Walter Investment’s full year and fourth quarter results and other general business matters during a conference call and live webcast to be held on Monday, February 29, 2016, at 10 a.m. Eastern Time. To listen to the event live or in an archive, and to access presentation slides (which include supplemental information) which will be available for at least 30 days, visit the Company’s website at www.walterinvestment.com.

This press release and the accompanying reconciliations include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the reconciliations as well as “Non-GAAP Financial Measures” at the end of this press release.

Disclaimer and Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not historical fact are forward-looking statements. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “estimates,” “assumes,” “may,” “should,” “will,” “targets,” or other similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors, and our actual results, performance or achievements could differ materially from future results, performance or achievements expressed in these forward-looking statements. These forward-looking statements are based on our current beliefs, intentions and expectations. These statements are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, those factors, risks and uncertainties described below and in more detail under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 and in our other filings with the SEC.

In particular (but not by way of limitation), the following important factors, risks and uncertainties could affect our future results, performance and achievements and could cause actual results, performance and achievements to differ materially from those expressed in the forward-looking statements:

•	our ability to operate our business in compliance with existing and future rules and regulations affecting our business, including those relating to the origination and servicing of residential loans, the management of third-party assets and the insurance industry (including lender-placed insurance), and changes to, and/or more stringent enforcement of, such rules and regulations;

•	increased scrutiny and potential enforcement actions by federal and state authorities;

•	the substantial resources (including senior management time and attention) we devote to, and the significant compliance costs we incur in connection with, regulatory compliance and regulatory examinations and inquiries, and any consumer redress, fines, penalties or similar payments we make in connection with resolving such matters;

•	uncertainties relating to interest curtailment obligations and any related financial and litigation exposure (including exposure relating to false claims);

•	potential costs and uncertainties, including the effect on future revenues, associated with and arising from litigation, regulatory investigations and other legal proceedings;

•	our dependence on U.S. government-sponsored entities (especially Fannie Mae) and agencies and their residential loan programs and our ability to maintain relationships with, and remain qualified to participate in programs sponsored by, such entities, our ability to satisfy various existing or future GSE, agency and other capital, net worth, liquidity and other financial requirements applicable to our business, and our ability to remain qualified as a GSE approved seller, servicer or component servicer, including the ability to continue to comply with the GSEs’ respective residential loan and selling and servicing guides;

•	uncertainties relating to the status and future role of GSEs, and the effects of any changes to the origination and/or servicing requirements of the GSEs or various regulatory authorities or the servicing compensation structure for mortgage servicers pursuant to programs of GSEs or various regulatory authorities;

•	our ability to maintain our loan servicing, loan origination, insurance agency or collection agency licenses, or any other licenses necessary to operate our businesses, or changes to, or our ability to comply with, our licensing requirements;

•	our ability to comply with the servicing standards required by the National Mortgage Settlement;

•	our ability to comply with the terms of the stipulated order resolving allegations arising from an FTC and CFPB investigation of Ditech Financial;

•	operational risks inherent in the mortgage servicing and mortgage originations businesses, including reputational risk;

•	risks related to our substantial levels of indebtedness, including our ability to comply with covenants contained in our debt agreements, generate sufficient cash to service such indebtedness and refinance such indebtedness on favorable terms, as well as our ability to incur substantially more debt;

•	our ability to renew advance financing facilities or warehouse facilities and maintain borrowing capacity under such facilities;

•	our ability to maintain or grow our servicing business and our residential loan originations business;

•	our ability to achieve our strategic initiatives, particularly our ability to: execute and complete balance sheet management activities; complete the sale of our insurance business; make arrangements with potential capital partners; complete sales of assets to, and enter into other arrangements with, WCO; increase the mix of our fee-for-service business; reduce our debt; and develop new business, including acquisitions of MSRs or entering into new subservicing arrangements;

•	changes in prepayment rates and delinquency rates on the loans we service or sub-service;

•	the ability of our clients and credit owners to transfer or otherwise terminate our servicing or sub-servicing rights;

•	a downgrade of, or other adverse change relating to, our servicer ratings or credit ratings;

•	our ability to collect reimbursements for servicing advances and earn and timely receive incentive payments and ancillary fees on our servicing portfolio;

•	our ability to collect indemnification payments and enforce repurchase obligations relating to mortgage loans we purchase from our correspondent clients and our ability to collect in a timely manner indemnification payments relating to servicing rights we purchase from prior servicers;

•	local, regional, national and global economic trends and developments in general, and local, regional and national real estate and residential mortgage market trends in particular, including the volume and pricing of home sales and uncertainty regarding the levels of mortgage originations and prepayments;

•	uncertainty as to the volume of originations activity we will benefit from prior to, and following, the expiration of HARP, which is scheduled to occur on December 31, 2016, including uncertainty as to the number of “in-the-money” accounts we may be able to refinance;

•	risks associated with the origination, securitization and servicing of reverse mortgages, including changes to reverse mortgage programs operated by FHA, HUD or Ginnie Mae, our ability to accurately estimate interest curtailment liabilities, continued demand for HECM loans and other reverse mortgages, our ability to fund HECM repurchase obligations, our ability to fund principal additions on our HECM loans, and our ability to securitize our HECM loans and tails;

•	our ability to realize all anticipated benefits of past, pending or potential future acquisitions or joint venture investments;

•	the effects of competition on our existing and potential future business, including the impact of competitors with greater financial resources and broader scopes of operation;

•	changes in interest rates and the effectiveness of any hedge we may employ against such changes;

•	risks and potential costs associated with technology and cybersecurity, including: the risks of technology failures and of cyber-attacks against us or our vendors; our ability to adequately respond to actual or alleged cyber-attacks; and our ability to implement adequate internal security measures and protect confidential borrower information;

•	risks and potential costs associated with the implementation of new technology such as MSP, the use of new vendors or the transfer of our servers or other infrastructure to new data center facilities;

•	our ability to comply with evolving and complex accounting rules, many of which involve significant judgment and assumptions;

•	uncertainties regarding impairment charges relating to our goodwill or other intangible assets;

•	our ability to maintain effective internal controls over financial reporting and disclosure controls and procedures;

•	our ability to manage conflicts of interest relating to our investment in WCO and maintain our relationship with WCO; and

•	risks related to our relationship with Walter Energy and uncertainties arising from or relating to its bankruptcy filings, including potential liability for any taxes, interest and/or penalties owed by the Walter Energy consolidated group for the full or partial tax years during which certain of the Company’s former subsidiaries were a part of such consolidated group and certain other tax risks allocated to us in connection with our spin-off from Walter Energy.

All of the above factors, risks and uncertainties are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors, risks and uncertainties emerge from time to time, and it is not possible for our management to predict all such factors, risks and uncertainties.

Although we believe that the assumptions underlying the forward-looking statements (including those relating to our outlook) contained herein are reasonable, any of the assumptions could be inaccurate, and therefore any of these statements included herein may prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made, except as otherwise required under the federal securities laws. If we were in any particular instance to update or correct a forward-looking statement, investors and others should not conclude that we would make additional updates or corrections thereafter except as otherwise required under the federal securities laws.

Amounts or metrics that relate to future earnings projections are forward-looking and subject to significant business, economic, regulatory and competitive uncertainties, many of which are beyond the control of us and our management, and are based upon assumptions with respect to future decisions, which are subject to change. Actual results will vary and those variations may be material. Nothing in this release should be regarded as a representation by any person that any target will be achieved and we undertake no duty to update any target. Please refer to the disclosures in this press release, in our Annual Report on Form 10-K for the year ended December 31, 2015 and our other filings with the SEC for important information regarding forward-looking statements and the use and limitations of non-GAAP financial measures. Because we do not predict special items that might occur in the future, and our outlook is developed at a level of detail different than that used to prepare GAAP financial measures, we are not providing a reconciliation to GAAP of any forward-looking financial measures presented herein.

In addition, this press release may contain statements of opinion or belief concerning market conditions and similar matters. In certain instances, those opinions and beliefs could be based upon general observations by members of our management, anecdotal evidence and/or our experience in the conduct of our business, without specific investigation or statistical analyses. Therefore, while such statements reflect our view of the industries and markets in which we are involved, they should not be viewed as reflecting verifiable views and such views may not be shared by all who are involved in those industries or markets.

Walter Investment Management Corp. and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

(in thousands, except per share data)

	For the Years Ended December 31,
	2015	2014	2013
REVENUES
Net servicing revenue and fees	$ 494,267	$ 601,510	$ 783,389
Net gains on sales of loans	453,840	462,172	598,974
Interest income on loans	74,365	134,555	144,651
Net fair value gains on reverse loans and related HMBS obligations	98,265	109,972	120,382
Insurance revenue	47,201	71,010	84,478
Other revenues	106,321	107,934	70,625

Total revenues	1,274,259	1,487,153	1,802,499

EXPENSES
Salaries and benefits	576,817	578,627	549,799
General and administrative	574,091	577,506	480,377
Interest expense	273,606	303,103	272,655
Depreciation and amortization	69,128	72,721	71,027
Goodwill impairment	207,557	82,269	—
Other expenses, net	10,557	10,803	9,395

Total expenses	1,711,756	1,625,029	1,383,253

OTHER GAINS (LOSSES)
Gains (losses) on extinguishments	4,660	—	(12,489)
Other net fair value gains	7,398	19,280	6,061
Other	21,013	(744)	—

Total other gains (losses)	33,071	18,536	(6,428)

Income (loss) before income taxes	(404,426)	(119,340)	412,818
Income tax expense (benefit)	(141,236)	(9,012)	159,351

Net income (loss)	$ (263,190)	$ (110,328)	$ 253,467

OTHER COMPREHENSIVE INCOME (LOSS) BEFORE TAXES
Change in postretirement benefits liability	193	138	58
Amortization of realized losses on closed hedges	—	(145)	(127)
Unrealized gain on available-for-sale security in other assets	503	77	75

Other comprehensive income before taxes	696	70	6
Income tax expense for other comprehensive income items	278	173	1

Other comprehensive income (loss)	418	(103)	5

Total comprehensive income (loss)	$ (262,772)	$ (110,431)	$ 253,472

Net income (loss)	$ (263,190)	$ (110,328)	$ 253,467
Basic earnings (loss) per common and common equivalent share	$ (7.00)	$ (2.93)	$ 6.75
Diluted earnings (loss) per common and common equivalent share	(7.00)	(2.93)	6.63
Weighted-average common and common equivalent shares outstanding — basic	37,578	37,631	37,003
Weighted-average common and common equivalent shares outstanding — diluted	37,578	37,631	37,701

Walter Investment Management Corp. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,
	2015	2014
ASSETS
Cash and cash equivalents	$202,828	$320,175
Restricted cash and cash equivalents	708,099	733,015
Residential loans at amortized cost, net (includes $4,457 and $10,033 in allowance for loan losses at December 31, 2015 and 2014, respectively)	541,406	1,314,539
Residential loans at fair value	12,673,439	11,832,630
Receivables, net (includes $16,542 and $25,201 at fair value at December 31, 2015 and 2014, respectively)	214,398	215,629
Servicer and protective advances, net (includes $120,338 and $112,427 in allowance for uncollectible advances at December 31, 2015 and 2014, respectively)	1,595,911	1,761,082
Servicing rights, net (includes $1,682,016 and $1,599,541 at fair value at December 31, 2015 and 2014, respectively)	1,788,576	1,730,216
Goodwill	367,911	575,468
Intangible assets, net	84,038	103,503
Premises and equipment, net	106,481	124,926
Deferred tax asset, net	108,050	—
Other assets (includes $58,512 and $68,151 at fair value at December 31, 2015 and 2014, respectively)	200,364	238,400

Total assets	$18,591,501	$18,949,583

LIABILITIES AND STOCKHOLDERS’ EQUITY
Payables and accrued liabilities (includes $6,475 and $30,024 at fair value at December 31, 2015 and 2014, respectively)	$639,980	$663,829
Servicer payables	603,692	584,567
Servicing advance liabilities	1,229,280	1,365,885
Warehouse borrowings	1,340,388	1,176,956
Servicing rights related liabilities at fair value	117,000	66,311
Corporate debt	2,157,424	2,237,037
Mortgage-backed debt (includes $582,340 and $653,167 at fair value at December 31, 2015 and 2014, respectively)	1,051,679	1,739,827
HMBS related obligations at fair value	10,647,382	9,951,895
Deferred tax liability, net	—	86,617

Total liabilities	17,786,825	17,872,924

Commitments and contingencies (Note 29)

Stockholders’ equity:
Preferred stock, $0.01 par value per share:
Authorized - 10,000,000 shares
Issued and outstanding - 0 shares at December 31, 2015 and 2014	—	—
Common stock, $0.01 par value per share:
Authorized - 90,000,000 shares
Issued and outstanding - 35,573,405 and 37,711,623 shares at December 31, 2015 and 2014, respectively	355	377
Additional paid-in capital	591,454	600,643
Retained earnings	212,054	475,244
Accumulated other comprehensive income	813	395

Total stockholders’ equity	804,676	1,076,659

Total liabilities and stockholders’ equity	$18,591,501	$18,949,583

Non-GAAP Financial Measures

We manage our Company in three reportable segments: Servicing, Originations and Reverse Mortgage. We measure the performance of our business segments through the following measures: income (loss) before income taxes, Adjusted Earnings (Loss), and Adjusted EBITDA. Management considers Adjusted Earnings (Loss) and Adjusted EBITDA, both non-GAAP financial measures, to be important in the evaluation of our business segments and of the Company as a whole, as well as for allocating capital resources to our segments. Adjusted Earnings (Loss) and Adjusted EBITDA are supplemental metrics utilized by management to assess the underlying key drivers and operational performance of the continuing operations of the business. In addition, analysts, investors, and creditors may use these measures when analyzing our operating performance. Adjusted Earnings (Loss) and Adjusted EBITDA are not presentations made in accordance with GAAP and our use of these measures and terms may vary from other companies in our industry.

Adjusted Earnings (Loss) is defined as income (loss) before income taxes plus changes in fair value due to changes in valuation inputs and other assumptions; certain depreciation and amortization costs related to the increased basis in assets (including servicing rights and sub-servicing contracts) acquired within business combination transactions (or step-up depreciation and amortization); goodwill impairment, if any; the provision for curtailment expense, net of expected third-party recoveries; share-based compensation expense; non-cash interest expense; restructuring costs; estimated settlements and costs for certain legal and regulatory matters; fair value to cash adjustments for reverse loans; and select other cash and non-cash adjustments primarily including certain non-recurring costs; severance; gain or loss on extinguishment of debt; the net impact of the Non-Residual Trusts; and transaction and integration costs. Adjusted Earnings (Loss) excludes unrealized changes in fair value of MSRs that are based on projections of expected future cash flows and prepayments. Adjusted Earnings (Loss) includes both cash and non-cash gains from mortgage loan origination activities. Non-cash gains are net of non-cash charges or reserves provided. Adjusted Earnings (Loss) includes cash generated from reverse mortgage origination activities. Adjusted Earnings (Loss) may from time to time also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors with a supplemental means of evaluating our operating performance.

Adjusted EBITDA eliminates the effects of financing, income taxes and depreciation and amortization. Adjusted EBITDA is defined as income (loss) before income taxes; amortization of servicing rights and other fair value adjustments; interest expense on corporate debt; depreciation and amortization; goodwill impairment, if any; the provision for curtailment expense, net of expected third-party recoveries; share-based compensation expense; restructuring costs; estimated settlements and costs for certain legal and regulatory matters; fair value to cash adjustments for reverse loans; and select other cash and non-cash adjustments primarily certain non-recurring costs; the net provision for the repurchase of loans sold; non-cash interest income; severance; gain or loss on extinguishment of debt; interest income on unrestricted cash and cash equivalents; the net impact of the Non-Residual Trusts; the provision for loan losses; Residual Trust cash flows; transaction and integration costs; and servicing fee economics. Adjusted EBITDA includes both cash and non-cash gains from mortgage loan origination activities. Adjusted EBITDA excludes the impact of fair value option accounting on certain assets and liabilities and includes cash generated from reverse mortgage origination activities. Adjusted EBITDA may also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors a supplemental means of evaluating our operating performance.

Adjusted Earnings (Loss) and Adjusted EBITDA should not be considered as alternatives to (i) net income (loss) or any other performance measures determined in accordance with GAAP or (ii) operating cash flows determined in accordance with GAAP. Adjusted Earnings (Loss) and Adjusted EBITDA have important limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Some of the limitations of these metrics are:

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect cash expenditures for long-term assets and other items that have been and will be incurred, future requirements for capital expenditures or contractual commitments;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect certain tax payments that represent reductions in cash available to us;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect non-cash compensation which is and will remain a key element of our overall long-term incentive compensation package;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect the change in fair value due to changes in valuation inputs and other assumptions;

•	Adjusted EBITDA does not reflect the change in fair value resulting from the realization of expected cash flows; and

•	Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our servicing rights related liabilities and corporate debt, although they do reflect interest expense associated with our servicing advance liabilities, master repurchase agreements, mortgage-backed debt, and HMBS related obligations.

Because of these limitations, Adjusted Earnings (Loss) and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted Earnings (Loss) and Adjusted EBITDA only as supplements. Users of our financial statements are cautioned not to place undue reliance on Adjusted Earnings (Loss) and Adjusted EBITDA.

Walter Investment Management Corp.

Segment Results of Operations and Non-GAAP Financial Measures

For the Three Months Ended December 31, 2015

(in thousands)

	Servicing	Originations	Reverse Mortgage	Other	Eliminations	Total Consolidated
REVENUES:
Servicing revenue and fees	$ 176,139	$ —	$ 8,080	$ —	$ (2,983)	$ 181,236
Gain on loan sales, net	2,281	89,933	—	—	782	92,996
Interest income on loans	11,816	12	—	—	—	11,828
Insurance revenue	12,878	—	—	—	—	12,878
Net fair value gains on reverse loans and related HMBS obligations	—	—	8,032	—	—	8,032
Other income	17,244	12,872	2,003	459	(7,972)	24,606
Total revenues	220,358	102,817	18,115	459	(10,173)	331,576
EXPENSES:
Interest expense	18,420	8,512	828	35,582	—	63,342
Depreciation and amortization	11,115	2,728	1,910	4	—	15,757
Goodwill impairment	151,018	—	—	—	—	151,018
Other expenses, net	188,997	79,322	45,840	14,149	(10,173)	318,135
Total expenses	369,550	90,562	48,578	49,735	(10,173)	548,252
OTHER GAINS (LOSSES)
Net fair value gains (losses)	620	—	—	3,205	—	3,825
Gain (loss) on extinguishment of debt	—	—	—	4,660	—	4,660
Total other gains (losses)	620	—	—	7,865	—	8,485
Income (loss) before income taxes	(148,572)	12,255	(30,463)	(41,411)	—	(208,191)
ADJUSTED EARNINGS (LOSS)
Goodwill impairment	151,018	—	—	—	—	151,018
Changes in fair value due to changes in valuation inputs and other assumptions	(20,114)	—	—	—	—	(20,114)
Step-up depreciation and amortization	6,785	568	1,193	—	—	8,546
Step-up amortization of sub-servicing rights	4,401	—	—	—	—	4,401
Non-cash interest expense	(210)	—	—	2,832	—	2,622
Share-based compensation expense	4,226	1,820	646	(100)	—	6,592
Fair value to cash adjustment for reverse loans	—	—	9,938	—	—	9,938
Curtailment expense	—	—	7,407	—	—	7,407
Legal and regulatory matters	18,227	—	555	—	—	18,782
Restructuring costs	723	1,623	667	—	—	3,013
Other	2,193	713	(107)	5,077	—	7,876
Total adjustments	167,249	4,724	20,299	7,809	—	200,081
Adjusted Earnings (Loss)	18,677	16,979	(10,164)	(33,602)	—	(8,110)
ADJUSTED EBITDA
Amortization of servicing rights and other fair value adjustments	66,520	—	477	—	—	66,997
Interest expense on debt	1,792	—	—	32,751	—	34,543
Depreciation and amortization	4,330	2,160	717	4	—	7,211
Other	(916)	1,334	(36)	197	—	579
Total adjustments	71,726	3,494	1,158	32,952	—	109,330
Adjusted EBITDA	$ 90,403	$ 20,473	$ (9,006)	$ (650)	$ —	$ 101,220

Walter Investment Management Corp.

Segment Results of Operations and Non-GAAP Financial Measures

For the Three Months Ended December 31, 2014

(in thousands)

	Servicing	Originations	Reverse Mortgage	Other	Eliminations	Total Consolidated
REVENUES:
Servicing revenue and fees	$ 117,180	$ —	$ 9,827	$ —	$ (2,676)	$ 124,331
Gain on loan sales, net	—	86,012	—	—	—	86,012
Interest income on loans	32,430	34	—	—	—	32,464
Insurance revenue	13,250	—	—	—	—	13,250
Net fair value gains on reverse loans and related HMBS obligations	—	—	40,532	—	—	40,532
Other income	20,398	3,501	2,794	1,103	(6,893)	20,903
Total revenues	183,258	89,547	53,153	1,103	(9,569)	317,492
EXPENSES:
Interest expense	30,579	8,013	1,287	36,963	—	76,842
Depreciation and amortization	11,306	4,189	2,270	3	—	17,768
Other expenses, net	211,197	75,340	52,485	5,792	(9,569)	335,245
Total expenses	253,082	87,542	56,042	42,758	(9,569)	429,855
OTHER GAINS (LOSSES)
Net fair value gains (losses)	966	—	—	2,491	—	3,457
Other	(154)	—	—	—	—	(154)
Total other gains (losses)	812	—	—	2,491	—	3,303
Income (loss) before income taxes	(69,012)	2,005	(2,889)	(39,164)	—	(109,060)

ADJUSTED EARNINGS (LOSS)
Changes in fair value due to changes in valuation inputs and other assumptions	44,041	—	—	—	—	44,041
Step-up depreciation and amortization	6,101	2,275	1,681	—	—	10,057
Step-up amortization of sub-servicing contracts	9,337	—	—	—	—	9,337
Non-cash interest expense	(1,017)	—	—	2,554	—	1,537
Share-based compensation expense	2,159	791	462	(450)	—	2,962
Fair value to cash adjustments for reverse loans	—	—	(18,271)	—	—	(18,271)
Curtailment expense	—	—	21	—	—	21
Legal and regulatory matters	30,727	907	18,755	—	—	50,389
Restructuring costs	1,657	—	—	—	—	1,657
Other	(1)	1,076	612	2,166	—	3,853
Total adjustments	93,004	5,049	3,260	4,270	—	105,583
Adjusted Earnings (Loss)	23,992	7,054	371	(34,894)	—	(3,477)
ADJUSTED EBITDA
Amortization of servicing rights and other fair value adjustments	42,996	—	589	—	—	43,585
Interest expense on debt	2,278	—	3	34,409	—	36,690
Depreciation and amortization	5,205	1,914	589	3	—	7,711
Other	(201)	614	(38)	85	—	460
Total adjustments	50,278	2,528	1,143	34,497	—	88,446
Adjusted EBITDA	$ 74,270	$ 9,582	$ 1,514	$ (397)	$ —	$ 84,969

Walter Investment Management Corp.

Segment Results of Operations and Non-GAAP Financial Measures

For the Year Ended December 31, 2015

(in thousands)

	Servicing	Originations	Reverse Mortgage	Other	Eliminations	Total Consolidated
REVENUES:
Servicing revenue and fees	$462,544	$—	$42,648	$—	$(10,925)	$ 494,267
Gain on loan sales, net	3,699	448,533	(98)	—	1,706	453,840
Interest income on loans	74,303	62	—	—	—	74,365
Insurance revenue	47,201	—	—	—	—	47,201
Net fair value gains on reverse loans and related HMBS obligations	—	—	98,265	—	—	98,265
Other income	81,756	45,250	6,794	5,345	(32,824)	106,321
Total revenues	669,503	493,845	147,609	5,345	(42,043)	1,274,259
EXPENSES:
Interest expense	85,482	36,470	3,902	147,752	—	273,606
Depreciation and amortization	45,437	15,811	7,865	15	—	69,128
Goodwill impairment	151,018	—	56,539	—	—	207,557
Other expenses, net	663,545	318,028	191,640	30,295	(42,043)	1,161,465
Total expenses	945,482	370,309	259,946	178,062	(42,043)	1,711,756
OTHER GAINS (LOSSES)
Net fair value gains (losses)	75	—	—	7,323	—	7,398
Gain (loss) on extinguishment of debt	—	—	—	4,660	—	4,660
Other	6,134	—	—	14,879	—	21,013
Total other gains (losses)	6,209	—	—	26,862	—	33,071
Income (loss) before income taxes	(269,770)	123,536	(112,337)	(145,855)	—	(404,426)
ADJUSTED EARNINGS (LOSS)
Goodwill impairment	151,018	—	56,539	—	—	207,557
Changes in fair value due to changes in valuation inputs and other assumptions	137,198	—	—	—	—	137,198
Step-up depreciation and amortization	27,697	7,424	5,178	—	—	40,299
Step-up amortization of sub-servicing rights	18,965	—	—	—	—	18,965
Non-cash interest expense	1,283	—	—	10,815	—	12,098
Share-based compensation expense	12,700	5,557	2,395	285	—	20,937
Fair value to cash adjustment for reverse loans	—	—	2,291	—	—	2,291
Curtailment expense	—	—	30,419	—	—	30,419
Legal and regulatory matters	20,445	—	5,575	—	—	26,020
Restructuring costs	6,462	2,608	1,640	851	—	11,561
Other	3,776	1,272	349	11,547	—	16,944
Total adjustments	379,544	16,861	104,386	23,498	—	524,289
Adjusted Earnings (Loss)	109,774	140,397	(7,951)	(122,357)	—	119,863
ADJUSTED EBITDA
Amortization of servicing rights and other fair value adjustments	250,539	—	2,053	—	—	252,592
Interest expense on debt	8,779	—	2	136,938	—	145,719
Depreciation and amortization	17,740	8,387	2,687	15	—	28,829
Other	(6,556)	8,827	139	306	—	2,716
Total adjustments	270,502	17,214	4,881	137,259	—	429,856
Adjusted EBITDA	$380,276	$157,611	$(3,070)	$14,902	$—	$ 549,719

Walter Investment Management Corp.

Segment Results of Operations and Non-GAAP Financial Measures

For the Year Ended December 31, 2014

(in thousands)

	Servicing	Originations	Reverse Mortgage	Other	Eliminations	Total Consolidated
REVENUES:
Servicing revenue and fees	$575,961	$—	$35,446	$—	$(9,897)	$601,510
Gain on loan sales, net	—	462,172	—	—	—	462,172
Interest income on loans	134,472	83	—	—	—	134,555
Insurance revenue	71,010	—	—	—	—	71,010
Net fair value gains on reverse loans and related HMBS obligations	—	—	109,972	—	—	109,972
Other income	75,991	19,567	11,743	41,179	(40,546)	107,934
Total revenues	857,434	481,822	157,161	41,179	(50,443)	1,487,153
EXPENSES:
Interest expense	121,856	29,841	3,773	147,633	—	303,103
Depreciation and amortization	46,333	17,090	9,284	14	—	72,721
Goodwill impairment	—	—	82,269	—	—	82,269
Other expenses, net	716,992	317,787	163,003	19,597	(50,443)	1,166,936
Total expenses	885,181	364,718	258,329	167,244	(50,443)	1,625,029
OTHER GAINS (LOSSES)
Net fair value gains (losses)	(796)	—	—	20,076	—	19,280
Other	(744)	—	—	—	—	(744)
Total other gains (losses)	(1,540)	—	—	20,076	—	18,536
Income (loss) before income taxes	(29,287)	117,104	(101,168)	(105,989)	—	(119,340)
ADJUSTED EARNINGS (LOSS)
Goodwill impairment	—	—	82,269	—	—	82,269
Changes in fair value due to changes in valuation inputs and other assumptions	114,759	—	—	—	—	114,759
Step-up depreciation and amortization	26,587	9,903	7,081	1	—	43,572
Step-up amortization of sub-servicing rights	33,317	—	—	—	—	33,317
Non-cash interest expense	2,326	—	—	9,755	—	12,081
Share-based compensation expense	8,942	3,445	2,185	(39)	—	14,533
Fair value to cash adjustment for reverse loans	—	—	(24,602)	—	—	(24,602)
Curtailment expense	—	—	1,460	—	—	1,460
Legal and regulatory matters	75,564	907	24,297	—	—	100,768
Restructuring costs	1,657	2,887	—	—	—	4,544
Other	963	4,049	4,485	(7,091)	—	2,406
Total adjustments	264,115	21,191	97,175	2,626	—	385,107
Adjusted Earnings (Loss)	234,828	138,295	(3,993)	(103,363)	—	265,767
ADJUSTED EBITDA
Amortization of servicing rights and other fair value adjustments	156,131	—	2,683	—	—	158,814
Interest expense on debt	5,003	—	26	137,878	—	142,907
Depreciation and amortization	19,746	7,187	2,203	13	—	29,149
Other	8,741	(1,165)	(73)	44	—	7,547
Total adjustments	189,621	6,022	4,839	137,935	—	338,417
Adjusted EBITDA	$424,449	$144,317	$846	$34,572	$—	$ 604,184

Reconciliation of GAAP Loss Before Income Taxes to

Non-GAAP AEBITDA

(in millions)

	For the Three Months Ended		For the Year Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Loss before income taxes	$(208.2)	$(109.1)	$(404.4)	$(119.3)
Add/(Subtract):
Goodwill impairment	151.0	—	207.6	82.3
Amortization of servicing rights and other fair value adjustments	51.3	97.0	408.8	306.9
Interest expense	37.2	38.2	157.8	155.0
Depreciation and amortization	15.8	17.8	69.1	72.7
Curtailment expense	7.4	—	30.4	1.4
Share-based compensation expense	6.6	3.0	20.9	14.5
Fair value to cash adjustment for reverse loans	9.9	(18.3)	2.3	(24.6)
Legal and regulatory matters	18.8	50.4	26.0	100.8
Restructuring costs	3.0	1.7	11.6	4.5
Other	8.4	4.3	19.6	10.0

Sub-total	309.4	194.1	954.1	723.5

Adjusted EBITDA	$101.2	$85.0	$549.7	$604.2

Reconciliation of GAAP Loss Before Income Taxes to Non-GAAP Adjusted Earnings (Loss) (in millions, except per share amounts)

	For the Three Months Ended		For the Year Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Loss before income taxes	$(208.2)	$(109.1)	$(404.4)	$(119.3)
Add/(Subtract):
Goodwill impairment	151.0	—	207.6	82.3
Changes in fair value due to changes in valuation inputs and other assumptions	(20.1)	44.1	137.2	114.8
Curtailment expense	7.4	—	30.4	1.4
Step-up depreciation and amortization	8.6	10.1	40.3	43.6
Step-up amortization of sub-servicing rights	4.4	9.3	19.0	33.3
Share-based compensation expense	6.6	3.0	20.9	14.5
Non-cash interest expense	2.6	1.5	12.1	12.1
Fair value to cash adjustment for reverse loans	9.9	(18.3)	2.3	(24.6)
Legal and regulatory matters	18.8	50.4	26.0	100.8
Restructuring costs	3.0	1.7	11.6	4.5
Other	7.9	3.8	16.9	2.3

Adjusted Earnings (Loss)	$(8.1)	$(3.5)	$119.9	$265.7
Adjusted Earnings (Loss) after tax (38% in 2015 and 39% in 2014)	(5.0)	(2.1)	74.3	162.1
Adjusted Earnings (Loss) after taxes per common and common equivalent share.	$(0.14)	$(0.06)	$1.98	$4.31